Exhibit 4.2

Execution Copy

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.,

as Issuer

THERMO FISHER SCIENTIFIC INC.,

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 18, 2021

0.800% Senior Notes due 2030

1.125% Senior Notes due 2033

1.625% Senior Notes due 2041

2.000% Senior Notes due 2051

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of October 18, 2021 among THERMO FISHER SCIENTIFIC (FINANCE I) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Breda, the Netherlands, and its registered office at Takkebijsters 1, 4817 BL Breda, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 66428319 (the “Company”), THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantor and the Trustee executed and delivered an indenture, dated as of August 9, 2016 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of debt securities evidencing the Company’s unsecured indebtedness fully and unconditionally guaranteed by the Guarantor.

WHEREAS, the Company has authorized the issuance of €1,750,000,000 aggregate principal amount of the Company’s 0.800% Senior Notes due 2030 (the “2030 Notes”), €1,500,000,000 aggregate principal amount of the Company’s 1.125% Senior Notes due 2033 (the “2033 Notes”), €1,250,000,000 aggregate principal amount of the Company’s 1.625% Senior Notes due 2041 (the “2041 Notes”) and €750,000,000 aggregate principal amount of the Company’s 2.000% Senior Notes due 2051 (the “2051 Notes” and, together with the 2030 Notes, the 2033 Notes and the 2041 Notes, the “Notes”).

WHEREAS, the Company and the Guarantor desire to enter into this Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the form and terms of the Notes in accordance with Sections 2.01 and 2.02 of the Base Indenture.

WHEREAS, the Guarantor desires to guarantee the Notes on the terms set forth in Article XIV of the Base Indenture.

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the Company, the Guarantor and the Trustee, mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1 Defined Terms.

(1) Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

(2) A term defined anywhere in this Supplemental Indenture has the same meaning throughout.

(3) The singular includes the plural and vice versa.

(4) Headings are for convenience of reference only and do not affect the interpretation.

(5) As used herein, the following defined terms shall have the following meanings with respect to the Notes and this Supplemental Indenture only:

“Below Investment Grade Rating Event” means, with respect to a series of Notes, such Notes are downgraded below Investment Grade Rating by any two of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company or the Guarantor of the occurrence of a Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by at least two of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such Notes below Investment Grade or (y) publicly announces that it is no longer considering such Notes for possible downgrade, provided that no such extension will occur if on such 60th day such Notes are rated Investment Grade by at least two of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agencies). The Trustee shall not be responsible for monitoring, or charged with knowledge of, the ratings of the Notes.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Guarantor or one of its direct or indirect wholly-owned subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Guarantor’s outstanding Voting Stock or other Voting Stock into which the Guarantor’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Guarantor consolidates with, or merges with or into, any “person” or

“group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the Guarantor’s Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Guarantor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Guarantor’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (b)(i) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such holding company immediately following such transaction.

“Change of Control Triggering Event” means, with respect to any series of Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearing System Business Day” means Monday to Friday, except December 25 and January 1.

“Clearstream” means Clearstream Banking S.A.

“Common Safekeeper” means, with respect to the Global Notes, Euroclear, or such successor as Euroclear shall designate.

“Common Service Provider” or “CSP” means, with respect to the Global Notes, The Bank of New York Mellon, London Branch, which is the entity appointed by the ICSDs to service the Notes, or such successor as the ICSDs shall designate.

“Comparable Bond Rate” means, for any Optional Redemption Date, the rate per annum equal to the annual equivalent yield to maturity or interpolated yield to maturity (on a day count basis), computed as of the third Business Day immediately preceding that Optional Redemption Date, of the Comparable Government Issue, assuming a price for the Comparable Government Issue (expressed as a percentage of its principal amount) equal to the Comparable Price for that Optional Redemption Date.

“Comparable Government Issue” means, with respect to any series of Notes to be redeemed, the euro-denominated security issued by the German government selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of such series of Notes to be redeemed (assuming that such series of Notes to be redeemed matured on its applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes to be redeemed.

“Comparable Price” means, with respect to any Optional Redemption Date, (a) the average of the Reference Dealer Quotations for such Optional Redemption Date, after excluding the highest and lowest of the Reference Dealer Quotations, (b) if the Company obtains fewer than four Reference Dealer Quotations, the arithmetic average of those quotations or (c) if the Company obtains only one Reference Dealer Quotation, such Reference Dealer Quotation.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Euroclear” means Euroclear Bank S.A./N.V.

“euro” or “€” means the single currency introduced at the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Fitch” means Fitch Ratings, Limited, and any successor to its rating agency business.

“Global Note” means with respect to each series of Notes, the permanent, registered security in global form which will represent the relevant series of Notes on issue and includes any Global Note intended to be held under the new Safekeeping Structure and registered in the name of a nominee for the Common Safekeeper.

“ICMA” means the International Capital Markets Association.

“ICSD(s)” means Clearstream and/or Euroclear, as the case may be and/or any additional or alternative clearing system approved by Parent, the Company, the Trustee and the Paying Agent (provided that such additional or alternative clearing system must also be authorized to hold a Global Note as eligible collateral for Eurosystem monetary policy and intra-day credit operations) collectively.

“Independent Investment Banker” means one of the Reference Dealers appointed by the Company to act as the Independent Investment Banker.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“New Safekeeping Structure” or “NSS” means a structure where a Global Note is registered in the name of a Common Safekeeper (or its nominee) and will be deposited on or about the issue date with the Common Safekeeper.

“Optional Redemption Date” when used with respect to any Note to be redeemed at the Company’s option, means the date fixed for such redemption by or pursuant to Section 1.4A of this Supplemental Indenture.

“Optional Redemption Price” when used with respect to any Note to be redeemed at the Company’s option, means the price at which it is to be redeemed pursuant to Section 1.4A of this Supplemental Indenture.

“Par Call Date” means July 18, 2030 in the case of the 2030 Notes; July 18, 2033 in the case of the 2033 Notes; April 18, 2041 in the case of the 2041 Notes; and April 18, 2051 in the case of the 2051 Notes.

“Paying Agency Agreement” means the Paying Agency Agreement, dated as of October 18, 2021 between the Company and the Paying Agent.

“Paying Agent” means The Bank of New York Mellon, London Branch, or any successor.

“Primary Bond Dealer” means a broker or dealer of, and/or a market maker in German government bonds.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable series of Notes or fails to make a rating of such Notes publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“Reference Dealer” means each of (i) Barclays Bank PLC, Morgan Stanley Europe SE, BofA Securities Europe SA, Citigroup Global Markets Europe AG and Mizuho Securities Europe GmbH and their respective affiliates or successors and (ii) one other nationally recognized investment banking firm (or its affiliate) that is a Primary Bond Dealer that the Company selects in connection with the particular redemption, and each of their respective successors, provided that if at any time any of the above is not a Primary Bond Dealer, the Company will substitute that entity with another nationally recognized investment banking firm that the Company selects that is a Primary Bond Dealer.

“Reference Dealer Quotations” means, with respect to each Reference Dealer and any Optional Redemption Date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Dealer at 11:00 a.m., London time, on the third Business Day preceding such Optional Redemption Date.

“Remaining Scheduled Payments” means, with respect to any series of Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Optional Redemption Date but for such redemption (assuming that such series of Notes to be redeemed matured on its applicable Par Call Date); provided, however, that, if such Optional Redemption Date is not an interest payment date with respect to such series of Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Optional Redemption Date.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Specified Office of the Paying Agent” means, initially, the London Branch of The Bank of New York Mellon, located at One Canada Square, London E14 5AL, England.

“TARGET2 Business Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System(TARGET2), or any successor system, is open for business.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Internal Revenue Code.

“United States” means the United States of America, the states of the United States, and the District of Columbia.

“Voting Stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) Capital Stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

Section 1.2 Terms of the Notes.

The following terms relate to the Notes:

(1) The 2030 Notes shall constitute a separate series of Notes having the title “0.800% Senior Notes due 2030,” the 2033 Notes shall constitute a separate series of Notes having the title “1.125% Senior Notes due 2033,” the 2041 Notes shall constitute a separate series of Notes having the title “1.625% Senior Notes due 2041” and the 2051 Notes shall constitute a separate series of Notes having the title “2.000% Senior Notes due 2051.”

(2) The aggregate principal amount of the 2030 Notes (the “Initial 2030 Notes”), the 2033 Notes (the “Initial 2033 Notes”), the 2041 Notes (the “Initial 2041 Notes”) and the 2051 Notes (the “Initial 2051 Notes,” and, together with the Initial 2030 Notes, the Initial 2033 Notes and the Initial 2041 Notes, the “Initial Notes”) that may be initially authenticated, delivered and effectuated under the Indenture shall be €1,750,000,000, €1,500,000,000,

€1,250,000,000 and €750,000,000, respectively. The Company may from time to time, without the consent of the Holders of any series of Notes, issue additional 2030 Notes (the “Additional 2030 Notes”), additional 2033 Notes (the “Additional 2033 Notes”), additional 2041 Notes (the “Additional 2041 Notes”) and additional 2051 Notes (the “Additional 2051 Notes,” and, together with the Additional 2030 Notes, the Additional 2033 Notes and the Additional 2041 Notes, the “Additional Notes”) having the same terms (except for the issue date, offering price and, if applicable, the first interest payment date) as the Initial 2030 Notes, Initial 2033 Notes, Initial 2041 Notes and the Initial 2051 Notes, as the case may be. Any Additional Notes of a series and the Initial Notes of such series shall constitute a single series under the Indenture; provided that if any Additional Notes of a series are not fungible with the Initial Notes of such series for U.S. federal income tax purposes, such Additional Notes of such series shall not have the same ISIN or Common Code as the Initial Notes of such series. All references to a series of Notes shall include both the Initial Notes and any Additional Notes of such series, unless the context otherwise requires. The aggregate principal amount of each of the 2030 Notes, 2033 Notes, 2041 Notes and the 2051 Notes shall be unlimited. The entire respective outstanding principal amount of the 2030 Notes, 2033 Notes, 2041 Notes and the 2051 Notes shall be payable on October 18, 2030, October 18, 2033, October 18, 2041 and October 18, 2051, respectively. The principal of each Note payable at maturity or upon earlier redemption shall be paid against presentation and surrender of such Note at the office or agency maintained for such purposes in London, initially, the Specified Office of the Paying Agent. In the case of a Global Note in respect of the Notes intended to be held under the New Safekeeping Structure (the “NSS”), save for the purposes of determining the Notes that are outstanding for consent or voting purposes under the Base Indenture, the Trustee shall rely on the records of the ICSDs in relation to any determination of the principal amount outstanding of such Global Note. For this purpose “records” means the records that each of the ICSDs holds for its customers which reflects the amount of such customer’s interest in the Notes.

(3) [Reserved].

(4) The rate at which the 2030 Notes shall bear interest shall be 0.800% per annum, the rate at which the 2033 Notes shall bear interest shall be 1.125% per annum, the rate at which the 2041 Notes shall bear interest shall be 1.625% per annum and the rate at which the 2051 Notes shall bear interest shall be 2.000% per annum. The date from which interest shall accrue on each series of Notes shall be the most recent Interest Payment Date to which interest has been paid or provided for or, if no interest has been paid, from October 18, 2021. The Interest Payment Dates for the Notes shall be October 18 of each year, beginning on October 18, 2022; provided that if any Interest Payment Date for any series of Notes falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment to Holders was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date. The regular record date for the Notes shall be the Clearing System Business Day immediately preceding each Interest Payment Date. Interest on the Notes shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of ICMA) day count convention.

(5) The Notes shall be issuable in whole in the form of Global Notes, registered in the name of the nominee of Euroclear as Common Safekeeper and deposited with, or on behalf of, the Common Safekeeper for credit by the Common Safekeeper to the respective accounts of beneficial owners represented thereby (or such other accounts as they may direct). Each Note shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be issuable in denominations of €100,000 or any integral multiple of €1,000 in excess thereof.

(6) The Notes may be redeemed at the option of the Company prior to the maturity date, as provided in Section 1.4A and 1.4B hereof.

(7) The Notes shall not have the benefit of any sinking fund.

(8) Except as provided herein, the Holders shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(9) The Notes shall be general unsecured and unsubordinated obligations of the Company and shall be ranked equally among themselves.

(10) The Notes are not convertible into shares of common stock or other securities of the Company.

(11) The covenants set forth in Section 1.5 hereof shall be applicable to the Notes.

(12) The transfer and exchange provisions set forth in Section 2.05 of the Base Indenture shall be applicable to the Notes.

(13) All payments of principal of, and interest (including Additional Amounts, if any) and premium (if any) on, the Notes shall be payable in euro; provided, however, that if, on or after October 6, 2021, euro is unavailable to the Company or, in the case of the Guarantee, the Guarantor due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes shall be made in U.S. dollars until the euro is again available to the Company or, in the case of the Guarantee, the Guarantor or so used. In such circumstances, the amount payable on any date in euro shall be converted by the Company into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. dollars shall not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references elsewhere in the Indenture or the Notes to payments being made in euro notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this Section 1.2(13).

(14) The Bank of New York Mellon, London Branch, shall initially act as the Paying Agent in accordance with the terms of the Paying Agency Agreement. The Company hereby initially designates the Specified Office of the Paying Agent as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange, and where notices to or demands upon the Company in respect of the Notes or the Indenture may be served. The Security Registrar for the Notes shall initially be the Trustee. Upon notice to the Trustee, the Company may at any time vary or terminate the appointment of any Paying Agent or Security Registrar, appoint additional or other Paying Agents or Security Registrars and approve any change in the office through which any Paying Agent or Security Registrar acts. The Company, the Guarantor or any of the Guarantor’s Subsidiaries may act in any such capacity.

(15) In order to provide for all payments due on the Notes as the same shall become due, the Company shall cause to be paid to the Paying Agent, no later than 10:00 a.m. London time on the Business Day prior to the payment date of each Note, at such bank as the Paying Agent shall previously have notified the Company, in immediately available funds sufficient to meet all payments due on such Notes.

(16) Notwithstanding any other provision of this Supplemental Indenture, the Trustee and Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Supplemental Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant Holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee or Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

(17) The Notes shall have the benefit of a Guarantee from the Guarantor on the terms set forth in Article XIV of the Base Indenture.

Section 1.3 Payment of Additional Amounts.

The provisions of Section 15.02 of the Base Indenture shall apply to the Notes. Whenever in the Notes there is mentioned, in any context, the payment of the principal of or interest or any other amounts on, or in respect of, such Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms hereof and the Base Indenture, and express mention of the payment of Additional Amounts in any provision of the Notes shall not be construed as excluding the payment of Additional Amounts in those provisions thereof where such express mention is not made. Additional Amounts will not be payable by the Company with respect to a payment made to a Holder of Securities where such Holder is subject to taxation on such payment by a relevant taxing jurisdiction for or on account of any withholding or deduction required to be made from payments in respect of debt securities pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021).

Section 1.4A Optional Redemption.

(1) The provisions of Article III of the Base Indenture, as supplemented and amended by the provisions of this Supplemental Indenture, shall apply to the Notes with respect to this Section 1.4A.

(2) Prior to their applicable Par Call Date, the Notes of any series shall be redeemable, in whole at any time or in part from time to time, at the Company’s option. Upon redemption of the Notes of any series, the Company shall pay an Optional Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, and

(ii)

the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the Optional Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the Comparable Bond Rate, plus 20 basis points, in the case of the 2030 Notes, 20 basis points, in the case of the 2033 Notes, 25 basis points, in the case of the 2041 Notes, and 30 basis points, in the case of the 2051 Notes;

plus, in addition to such Optional Redemption Price, accrued and unpaid interest on the Notes being redeemed, if any, to, but excluding, the Optional Redemption Date.

In addition, on and after the applicable Par Call Date, the Notes of each series shall be redeemable, in whole at any time or in part from time to time, at the Company’s option, at an Optional Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Optional Redemption Date.

(3) Notwithstanding the foregoing, installments of interest whose Stated Maturity is on or prior to the Optional Redemption Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

(4) On and after the applicable Optional Redemption Date for any series of Notes, interest shall cease to accrue on the Notes to be redeemed or any portion thereof called for redemption, unless the Company defaults in the payment of the Optional Redemption Price and accrued and unpaid interest and Additional Amounts, if any. No later than 10:00 a.m. London time on the Business Day prior to the Optional Redemption Date for any Notes to be redeemed, the Company shall deposit with the Trustee or Paying Agent, funds sufficient to pay the Optional Redemption Price of such Notes on the Optional Redemption Date, and (except if the date fixed for redemption shall be an Interest Payment Date) accrued and unpaid interest and Additional Amounts, if any. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected, in the case of global securities, in accordance with applicable Common Safekeeper procedures and, in the case of definitive securities, in a manner the trustee deems fair and appropriate, unless otherwise required by law or applicable stock exchange requirements; provided that if the Notes are represented by a Global Note intended to be held under the New Safekeeping Structure, beneficial interests in the Notes will be selected for redemption by the ICSDs in accordance with their respective standard procedures therefor; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part. The Security Registrar shall record such redemption in the Security Register and shall provide the details of such redemption to the Common Safekeeper. The Trustee shall cause the Common Service Provider to instruct the Common Safekeeper to make such appropriate entries in their records in respect of all Notes redeemed by the Company to reflect such redemption.

(5) Notice of any optional redemption shall be transmitted at least 10 days but not more than 60 days before the applicable Optional Redemption Date to each Holder of the Notes to be redeemed; provided, however, that the Company shall notify the Trustee of the Optional Redemption Date at least 15 days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee). Such notice shall be provided in accordance with Section 3.02 of the Base Indenture. If the Optional Redemption Price cannot be determined at the time such notice is to be given, the actual Optional Redemption Price applicable to the Notes that are being redeemed, calculated as described above in clause (2), shall be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two (2) Business Days prior to the Optional Redemption Date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall, on the Optional Redemption Date, become due and payable at the Optional Redemption Price, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the Optional Redemption Date.

Section 1.4B Redemption Upon Changes in Withholding Tax.

The provisions of Section 15.01 of the Base Indenture shall apply to the Notes. The redemption price for any redemption pursuant to this Section 1.4B shall be paid prior to 12:00 noon, London time, on the applicable redemption date or at such later time as is then permitted by the rules of the Common Safekeeper applicable to the Notes (if then registered as Global Notes); provided, that the Company shall deposit or have deposited with the Trustee or the Paying Agent an amount sufficient to pay such redemption price by 10:00 a.m., London time, on the Business Day prior to the date such redemption price is to be paid. If money sufficient to pay the redemption price of the Notes on the applicable redemption date is deposited with the Trustee or Paying Agent on or before such redemption date as provided herein, then on and after such redemption date, interest will cease to accrue on the Notes.

Section 1.5 Change of Control Triggering Event.

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain Outstanding:

(a) If a Change of Control Triggering Event occurs with respect to any series of the Notes, unless the Company shall have redeemed such series of the Notes in full, as set forth in Section 1.4A or 1.4B of this Supplemental Indenture, the Company shall have defeased such series of the Notes or have satisfied and discharged such series of the Notes, as set forth in Article XI of the Base Indenture, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the applicable series of the Notes to repurchase any and all of such Holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased (such principal amount to be equal to €100,000 or any integral multiple of €1,000 in excess thereof), plus accrued and unpaid interest, if any, on the Notes to be repurchased up to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, notice shall be delivered to the Holders of Notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”). Notwithstanding the foregoing, installments of interest whose Stated Maturity is on or prior to the Change of Control Payment Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Trustee or a paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes of the applicable series properly tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating (1) the aggregate principal amount of such series of Notes or portions of such series of Notes being repurchased, (2) that all conditions precedent contained herein to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the Indenture.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 1.5, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.5 by virtue of any such conflict.

Section 1.6 Events of Default.

The provisions of Article VI of the Base Indenture shall be applicable to each series of the Notes, except that clauses (1) through (7) of Section 6.01(a) thereof shall be modified with respect to Notes of a series as follows:

(1) default in the payment of the principal or any premium on such series of Notes when due (whether at maturity, upon acceleration, redemption or otherwise);

(2) default for 30 days in the payment of interest on the Notes of such series when due;

(3) (i) failure by the Company to comply with Section 1.5 of this Supplemental Indenture with respect to such series or (ii) failure by the Company or the Guarantor to observe or perform any term of the Indenture applicable to such series of Notes (other than those referred to in (1) or (2) above or (3)(i) above) for a period of 90 days after the Company receives a notice of default stating that the Company or the Guarantor is in breach. The notice required under (3)(ii) above must be sent by either the Trustee or Holders of 25% of the principal amount of the applicable series of Notes;

(4) (A) failure by the Company or the Guarantor to pay indebtedness for money borrowed by the Company or the Guarantor or for which the Company or the Guarantor has guaranteed the payment, in an aggregate principal amount of at least $500,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days or (B) acceleration of the maturity of any indebtedness for money borrowed by the Company or the Guarantor or for which the Company or the Guarantor has guaranteed the payment, in an aggregate principal amount of at least $500,000,000, if such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days; provided, however, that, if the default under the instrument is cured by the Company or the Guarantor, as applicable, or waived by the holders of the indebtedness, in each case as permitted by the governing instrument, then the Event of Default under the Indenture caused by such default will be deemed likewise to be cured or waived;

(5) the entry by a court having competent jurisdiction of:

(A) an order for relief in respect of the Company or the Guarantor as debtor in an involuntary proceeding under any applicable Bankruptcy Law and such order shall remain unstayed and in effect for a period of 60 consecutive days; or

(B) a final and non-appealable order appointing a Custodian of the Company or the Guarantor, or ordering the winding up or liquidation of the affairs of the Company or the Guarantor, and such order shall remain unstayed and in effect for a period of 60 consecutive days;

(6) the commencement by the Company or the Guarantor of a voluntary proceeding under any applicable Bankruptcy Law or the consent by the Company or the Guarantor as debtor to the entry of a decree or order for relief in an involuntary proceeding under any applicable Bankruptcy Law, or the filing by the Company or the Guarantor as debtor of a consent to an order for relief in any involuntary proceeding under any Bankruptcy Law, or to the appointment of a Custodian or the making by the Company or the Guarantor of an assignment for the benefit of creditors; or

(7) the Guarantee of the Notes of such series is determined in a final, non-appealable judgment to be unenforceable or invalid or such Guarantee is asserted in writing by the Company or the Guarantor to no longer be in full force and effect and enforceable in accordance with its terms.

Section 1.7 Form of Effectuation Instruction for the Notes:

The Common Service Provider’s form of Effectuation Instruction shall be in substantially the following form:

Issuer: Thermo Fisher Scientific (Finance I) B.V.

Currency and nominal Amount: €

ISIN:

Dear Sir/Madam,

We hereby instruct you to effectuate the global note.

Dated:

The Bank of New York Mellon, London Branch

As Common Service Provider

By:
Authorized Signatory

Section 1.8 Effectuation of the Notes

No Global Note in respect of the Notes shall be valid or obligatory for any purposes until it has been effectuated for or on behalf of the Common Safekeeper.

Section 1.9 Destroy Option

In the case of a Global Note, the Common Safekeeper may destroy such Global Note in accordance with the normal procedures of the Common Safekeeper upon maturity and final redemption of such Global Note.

ARTICLE II

MISCELLANEOUS

Section 2.1 Business Day.

If any maturity date or earlier date of redemption for any series of Notes falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment to Holders was due and no interest shall accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.

Section 2.2 [Reserved].

Section 2.3 Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.4 Concerning the Trustee.

In carrying out its responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 2.5 Governing Law.

This Supplemental Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

Section 2.6 Separability.

In case any provision in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture, the Indenture or any agreement entered into in connection herewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act (e.g. DocuSign).

Without limitation to the foregoing, and anything in the Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Authentication Order, Opinion of Counsel, Security, certificate of authentication appearing on or attached to any Security, or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to the Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats and (b) all references in Section 2.04 or elsewhere in the Base Indenture to the execution, attestation or authentication of any Security or any certificate of authentication appearing on or attached to any Security by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats.

Section 2.8 No Benefit.

Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture or the Base Indenture.

Section 2.9 Power of Attorney.

If any party to this Supplemental Indenture is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Supplemental Indenture or any agreement or document referred to herein or made pursuant hereto, including any Note, and the relevant power or powers of attorney is or are expressed to be governed by the laws of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

Section 2.10 Electronic Means.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 2.11 OFAC Certification and Covenants.

(a) The Company covenants and represents that neither it nor any of its subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively “Sanctions”).

(b) The Company covenants and represents that neither it nor any of its subsidiaries, directors or officers will use any part of the proceeds received in connection with the Indenture and the Notes to be issued thereunder or any other of the transaction documents to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, to the Company’s knowledge after due inquiry, is the subject or target of Sanctions. It is acknowledged and agreed that the covenants and representations in this Section 2.11 are only sought and given to the extent that to do so would not be unenforceable by or in respect of that person by reason of breach of (i) any provision of Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union) or (ii) Council Regulation (EC) No 2271/96 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (or any law or regulation implementing such Regulation in the United Kingdom).

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

By:	/s/ Anthony H. Smith
Name: Anthony H. Smith
Title: Managing Director

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Anthony H. Smith
Name: Anthony H. Smith
Title: Vice President, Tax and Treasury and Treasurer

[Signature Page to Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM”).

[     ]%1 SENIOR NOTES DUE [     ]2

No. [ ]	€[ ]
ISIN No. [ ][3]

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

(a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands having its corporate seat

(statutaire zetel) in Breda, The Netherlands)

promises to pay to [     ] or registered assigns, the principal sum of [     ] Euro on [     ]4.

Interest Payment Date: [    ]

Record Date: The Clearing System Business Day immediately preceding the applicable Interest Payment Date.

Each holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee and until it has been effectuated for and on behalf of the Common Safekeeper. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

This is to certify that the person whose name is entered in the register is the holder of the aggregate nominal amount of [        ].

[1]	2030 Notes: 0.800%; 2033 Notes: 1.125%; 2041 Notes: 1.625%; and 2051 Notes: 2.000%
[2]	2030 Notes: 2030; 2033 Notes: 2033; 2041 Notes: 2041; and 2051 Notes: 2051
[3]	2030 Notes: XS2366407018; 2033 Notes: XS2366415110; 2041 Notes: XS2366415201; and 2051 Notes: XS2366415540
[4]	2030 Notes: October 18, 2030; 2033 Notes: October 18, 2033; 2041 Notes: October 18, 2041; and 2051 Notes: October 18, 2051

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Base Indenture.

Date: [                ]

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the [     ]5 issued by Thermo Fisher Scientific (Finance I) B.V. of the series designated therein, referred to in the within-mentioned Indenture.

Date: [                ]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory

[5]	2030 Notes: 0.800% Senior Notes due 2030; 2033 Notes: 1.125% Senior Notes due 2033; 2041 Notes: 1.625% Senior Notes due 2041; and 2051 Notes: 2.000% Senior Notes due 2051

EFFECTUATED for and on behalf of EUROCLEAR BANK S.A./N.V., as Common Safekeeper, without recourse, warranty or liability.

EUROCLEAR BANK S.A./N.V., as Common Safekeeper

By:
Authorized Signatory:
Dated:

Thermo Fisher Scientific (Finance I) B.V.

[     ]6

This security is one of a duly authorized series of debt securities of Thermo Fisher Scientific (Finance I) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zetel) at Breda, the Netherlands, and its registered office at Takkebijsters 1, 4817 BL Breda, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 66428319 (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsecured debt securities, dated as of August 9, 2016 (the “Base Indenture”), duly executed and delivered by and among the Company, Thermo Fisher Scientific Inc., a Delaware corporation (the “Guarantor”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of October 18, 2021 (the “Supplemental Indenture”), among the Company, the Guarantor and the Trustee. The Notes are subject to a Paying Agency Agreement, dated as of October 18, 2021 (the “Paying Agency Agreement”), between the Company and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”). The Base Indenture as supplemented and amended by the Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company, the Guarantor and the holders of the Securities (the “Securityholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Supplemental Indenture, as applicable.

1. Interest. The Company promises to pay interest on the principal amount of this Security at an annual rate of [ ]%7. The Company will pay interest annually in arrears on [ ] of each year (each such day, an “Interest Payment Date”) until the principal is paid or made available for payment. If any Interest Payment Date, redemption date or maturity date of this Security is not a Business Day, then payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such date to the date of such payment on the next succeeding Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly made available for payment or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record

[6]	2030 Notes: 0.800% Senior Notes due 2030; 2033 Notes: 1.125% Senior Notes due 2033; 2041 Notes: 1.625% Senior Notes due 2041; and 2051 Notes: 2.000% Senior Notes due 2051
[7]	2030 Notes: 0.800%; 2033 Notes: 1.125%; 2041 Notes: 1.625%; and 2051 Notes: 2.000%

date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be [ ]. Interest on the Securities shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of ICMA) day count convention. In order to provide for all payments due on the Securities as the same shall become due, the Company shall cause to be paid to the Paying Agent, no later than 10:00 a.m. London time on the Business Day prior the payment date of each Security, at such bank as the Paying Agent shall previously have notified to the Company, in immediately available funds sufficient to meet all payments due on such Securities.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption pursuant to Section 1.4A or 1.4B or there is a Change of Control Offer, and the Optional Redemption Date or Change of Control Payment Date, as applicable, is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities shall instead be paid upon presentation and surrender of such Securities as provided in the Indenture. Subject to Section 1.2(13) of the Supplemental Indenture, all payments of principal of, and interest (including Additional Amounts, if any) and premium (if any) on, the Securities shall be payable in euro.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon, London Branch, shall act as the Paying Agent in accordance with the terms of the Paying Agency Agreement and the Trustee shall act as Security Registrar. Upon prior notice to the Trustee, the Company may change or appoint any Paying Agent or Security Registrar without notice to any Securityholder. The Company, the Guarantor or any of the Guarantor’s Subsidiaries may act in any such capacity.

4. Indenture. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”), as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms. In the event of a conflict between the terms of the Securities and the terms of the Indenture, the terms of the Indenture shall prevail. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “[ ]8,” initially limited to €[ ]9 in aggregate principal amount. The Company shall furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture. Requests may be made to: Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451, Attention: Michael A. Boxer.

[8]	2030 Notes: 0.800% Senior Notes due 2030; 2033 Notes: 1.125% Senior Notes due 2033; 2041 Notes: 1.625% Senior Notes due 2041; and 2051 Notes: 2.000% Senior Notes due 2051
[9]	2030 Notes: 1,750,000,000; 2033 Notes: 1,500,000,000; 2041 Notes: 1,250,000,000; and 2051 Notes: 750,000,000

5. Redemption. The Securities may be redeemed at the option of the Company prior to the maturity date, as provided in Section 1.4A and 1.4B of the Supplemental Indenture. The Company shall not be required to make sinking fund payments with respect to the Securities.

6. Redemption Upon Changes in Withholding Taxes; Payment of Additional Amounts. The provisions of Sections 15.01 and 15.02 of the Base Indenture and Sections 1.3 and 1.4B of the Supplemental Indenture shall apply to the Securities.

Whenever the payment of the principal of or interest or any other amounts on, or in respect of, the Securities is mentioned, in any context, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms of the Indenture, and express mention of the payment of Additional Amounts in any provision of the Securities shall not be construed as excluding the payment of Additional Amounts in those provisions where such express mention is not made.

7. Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless the Company has redeemed this Security or the Company has defeased this Security or satisfied and discharged this Security, the holder of this Security shall have the right to require that the Company purchase all or a portion (such principal amount to be equal to €100,000 or any integral multiple of €1,000 in excess thereof) of this Security at a purchase price equal to 101% of the aggregate principal amount repurchased plus accrued and unpaid interest, if any, on the amount to be repurchased up to but excluding the date of purchase. Within 30 days following any Change of Control Triggering Event, the Company shall send, by first class mail, a notice to each Holder, in accordance with Section 1.5 of the Supplemental Indenture, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.

8. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in the denominations of €100,000 or any integral multiple of €1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Paying Agent or at the office of any transfer agent designated by the Company for such purpose (or otherwise in accordance with the applicable procedures of Euroclear and Clearstream). No service charge shall be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges.

9. Persons Deemed Owners. The registered Securityholder may be treated as its owner for all purposes.

10. Repayment to the Company. Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by the Company, in trust for payment of principal of, premium, if any, or interest on the Securities that are not applied but remain unclaimed by the holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Company, as applicable, or (if then held by the Company) shall be discharged from such trust. After return to the Company, Holders entitled to the money or securities must look to the Company, as applicable, for payment as unsecured general creditors.

11. Amendments, Supplements and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

12. Defaults and Remedies. If an Event of Default with respect to the Securities occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Securities then Outstanding, by notice in writing to the Company (and to the Trustee if notice is given by such holders), may declare the entire principal of, premium, if any, and accrued interest, if any, of such Securities due and payable immediately. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities.

13. Trustee, Paying Agent and Security Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any paying agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, paying agent or Security Registrar.

14. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or the Guarantor or of any predecessor or successor corporation, either directly or through the Company or the Guarantor or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors as such, of the Company or the

Guarantor or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

15. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

16. Authentication. This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

17. Guarantee. This Security is fully and unconditionally guaranteed by the Guarantor, as provided in Article XIV of the Base Indenture.

18. Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM(= tenants in common), TEN ENT (=tenants by the entireties), JT TEN(= joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A(= Uniform Gifts to Minors Act).

19. Governing Law. The Base Indenture, the Supplemental Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature (Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 1.5 of the Supplemental Indenture, check the box:

☐ 1.5 Change of Control Triggering Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 1.5 of the Supplemental Indenture, state the amount: €

Date:	Your Signature (Sign exactly as your name appears on the face of this Security)

Tax I.D. Number: __________________

Signature Guarantee:

(Signature must be guaranteed by a

participant in a recognized signature

guarantee medallion program)

NOTATION OF GUARANTEE

For value received, Thermo Fisher Scientific Inc. hereby absolutely, unconditionally and irrevocably guarantees to the holder of this Security the payment of principal of, premium, if any, and interest on, the Security upon which this Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the Holders, all in accordance with and subject to the terms and limitations of such Security and Article XIV of the Indenture. This Guarantee will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Security and until this Security has been effectuated for and on behalf of the Common Safekeeper. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Dated: [     ]

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

A-12